Exhibit 2(c)

THIS SUPPLEMENTAL INDENTURE is dated December 13, 2002 (the "Supplemental Indenture")

BETWEEN

(1) ESPIRITO SANTO CENTRAIS ELETRICAS S.A. - ESCELSA (hereinafter referred to as the "Issuer"); and

(2) J.P. MORGAN CHASE BANK (formerly known as The Chase Manhattan Bank and hereinafter referred to as the "Trustee", which expression shall, where the context so admits, include all persons for the time being the trustee or trustees of this Supplemental Indenture).

WHEREAS,

(A) There has heretofore been executed and delivered to the Trustee an Indenture dated July 28, 1997 (the "Indenture"), providing for the issuance of the Issuer's 10% Senior Notes due 2007 (the "Notes");

(B) As provided in Section 7.02. of the Indenture, the holders of no less than a majority in aggregate principal amount of the Notes for the time being outstanding, by way of consent evidenced as provided in Article 6 of the Indenture, approved certain amendments to the Indenture and authorized, directed and requested the Trustee to enter into a supplemental indenture, supplemental to the Indenture, to give effect to the provisions approved thereby;

(C) The Trustee, as per the approval of the holders of a majority in the aggregate principal amount of Notes, and the Issuer, by its execution of this Supplemental Indenture, consent and agree to such amendments;

(D)      This Supplemental Indenture is by way of supplement to the Indenture;

(E) Each of the parties hereto has duly authorized the execution and delivery of this Supplemental Indenture so that, as of and from the date of this Supplemental Indenture, the relevant provisions of the Indenture shall stand amended and restated; and

(F) Pursuant to Section 7.04. of the Indenture, there has been delivered to the Trustee on the date hereof an Officers' Certificate and an Opinion of Counsel certifying that this Supplemental Indenture complies with the applicable provisions of the Indenture.

         NOW THIS INDENTURE WITNESSES AND IT IS HEREBY DECLARED:

1.       Interpretation

         All capitalized terms not defined in this Supplemental Indenture shall have the meanings set forth in the Indenture.


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2.       Amendments to the Indenture

         The Indenture is hereby amended as follows:

         (i) Sections 3.05. Certificates to Trustee, 3.08. Limitation on Indebtedness, 3.09. Limitation on Restricted Payments, 3.10. Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries, 3.11. Limitation on Issuances of Guarantees by Restricted Subsidiaries, 3.12. Limitation on Transactions with Shareholders and Affiliates, 3.13. Limitation on Liens, 3.14. Limitation on Sale-Leaseback Transactions, 3.16. Limitations on the Issuance of Capital Stock of Restricted Subsidiaries, 3.18. Provision of Financial and other Information,
              3.19. Subsidiary Guarantees, 3.21. Waiver of Stay, Extension or Usary Laws, 3.22. Maintenance of Properties and Insurance, 3.23. Registration and 8.01. When ESCELSA or Subsidiary Guarantor May Merge shall be deleted in their entirety.

         (ii) Subsections 3.15. (i) and (ii) Limitation on Asset Sales shall be deleted in their entirety.

        (iii) Subsection 3.15 (iii) will be amended as follows: Reference to the words "$10 million" shall be deleted and replaced with the words "$200 million".

         (iv) Section 4.01. shall be amended and restated as follows:

              "SECTION 4.01. Event of Default Defined. In case one or more of the following Events of Default (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) shall have occurred and be continuing, that is to say:

              (a) default in the payment of principal of, or premium, if any, on any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; or

              (b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days."

3.       Miscellaneous

         (i)  Ratification of Indenture.

              The Indenture as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

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         (ii)     Trustee Not Responsible for Recitals.

                  The recitals herein contained are made by the Issuer and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

         (iii)    New York Law to Govern.

                  THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, EACH NOTE AND EACH COUPON SHALL BE DEEMED TO BE NEW YORK CONTRACTS, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE (WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF
                  LAW).

         (iv)     Separability.

                  In case any one or more of the provisions contained in this Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture or of the Notes, but this Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

         (v)      Counterparts.

                  This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

         (vi)     Provisions Required by Trust Indenture Act of 1939 to Control.

                  If any provision of this Supplemental Indenture limits, qualifies or conflicts with a provision which is required to be included in this Supplemental Indenture by the Trust Indenture Act of 1939, the required provision shall control.

         (vii)    Effectiveness.

                  This Supplemental Indenture becomes effective and unconditional on the date any and all Notes are accepted for payment by Electricidade de Portugal pursuant to the Offer to Purchase and Consent Solicitation Statement dated November 20, 2002.

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                                   SIGNATURES



         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of December , 2002.

                                ESPIRITO SANTO CENTRAIS ELETRICAS S.A. - ESCELSA


                                By: /s/ Antonio Eduardo da Silva
                                    ------------------------------------------
                                    Name: Antonio Eduardo da Silva
                                    Title: Chief Executive Officer


                                By: /s/ Sergio Pereira Pires
                                    ------------------------------------------
                                    Name: Sergio Pereira Pires
                                    Title: Chief Financial Officer


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                               JP MORGAN CHASE BANK, as Trustee


                               By: /s/ Susy P. Prestana
                                   -------------------------------------------
                                   Name: Susy P. Prestana
                                   Title: Assistant Vice President



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